Richard Ginsburg Named CEO of Protection One

Source: Guardian International, Inc.

Hollywood, Florida, April 16, 2001 - Richard Ginsburg, president and chief executive officer of Guardian International, Inc., in Hollywood, Florida, has been named chief executive officer and a member of the Board of Directors of Protection One, Inc. ("Protection One").

"I look forward to the opportunity of joining the fine people of Protection One and am grateful for their Board's confidence in me," said Mr. Ginsburg.

Mr. Ginsburg founded Guardian International, Inc. in 1993 and built it into the twentieth largest company in the security monitoring industry (according to SDM Magazine). He acquired and consolidated more than 35 security portfolios along the East Coast of the United States.

Harold Ginsburg, Chairman of Guardian International, Inc., will assume the positions of President and CEO of Guardian International, Inc. Richard Ginsburg will remain on Guardian's Board of Directors.

"Mr. Ginsburg's knowledge of the alarm business, entrepreneurial background, technology skills, and strategic vision for expanding security applications fit Protection One's requirements for leadership," said Doug Lake, chairman of Protection One. "I expect Mr. Ginsburg to accelerate the rate of change at Protection One."

In connection with Richard Ginsburg's acceptance of employment with Protection One, Protection One Investments, Inc., the holder of Guardian's outstanding preferred stock, has agreed to convert $8 million of preferred stock presently classified in the mezzanine section of Guardian's balance sheet to a new series of preferred that can be classified in the equity section. Protection One has agreed to grant Guardian the right, vesting ratably over a three year period, to purchase 250,000 shares of Protection One's common stock at a fixed price.

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About Guardian International
----------------------------

Guardian International (GIIS.OB) and its wholly owned subsidiaries provide security, fire, structured cable, access control and CCTV integration and monitoring services for residential and commercial customers. The company operates two secure Monitoring Operation Centers from which it monitors and hosts over 60,000 sites on the east coast of the United States and is an application service provider ("ASP") of Web-based access control system management services. Guardian International is ranked in the top 20 of all security companies in the United States according to SDM Magazine.

For more information about Guardian International, visit the Company on the Internet at http://www.GuardianInternational.com. Should investors or potential investors wish to receive Company mailings or to be put on our distribution list, please e-mail a request to IR@4Guardian.com

Statements contained in this press release concerning the Company's outlook for fiscal year 2001, competitive position and other statements of management's beliefs, goals and expectations are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. These risks and uncertainties include the ability of the Company to add accounts through acquisitions from third parties, internal sales and strategic alliances, market acceptance of new services, and other factors described in the cautionary statements included in Guardian's 2000 form 10-KSB (page 1), which statements are incorporated herein by reference.

Guardian disclaims any obligation to update any forward-looking statement as a result of developments occurring after the date of this press release.

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